Exhibit 10.1
***Portions omitted pursuant to a request for confidential treatment and filed separately with the
Securities and Exchange Commission.***
VBV ETHANOL MARKETING AGREEMENT
This Ethanol Marketing Agreement (“Agreement”) is made and entered into as of this 14th day of August, 2008 by and between Homeland Energy Solutions, LLC (“HES”), an Iowa Limited Liability Company, and VBV, LLC., a Delaware Limited Liability Company (“VBV”) (each a “Party”, and collectively the “Parties”).
In consideration of the mutual terms and conditions contained herein, the Parties agree as follows:
1.
Term and Termination: The initial term of this Agreement (the “Initial Term”) shall commence on the date hereof and shall continue for [*] from the first day of the first month commencing after the date of the first Bill of Lading delivered hereunder and thereafter. Following the Initial Term, this Agreement shall automatically renew for successive [*] terms (each a “Renewal Term”), unless terminated on the expiration date of the Initial Term or any Renewal Term, in each case by either Party with at least [*] days written notice prior to such expiration date.

Notwithstanding the foregoing, in the event either Party is in material breach of any material obligation under this Agreement (the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement by proceeding as follows: The Non-Breaching Party shall provide written notice to the Breaching Party of such breach of such obligation, which notice shall include a reasonable detailed description of such breach of such obligation. The Breaching Party shall have thirty (30) days from receipt of such notice to remedy such breach, or in the case of a breach involving a failure to make any payments which are required by this Agreement by the due date, then the Breaching Party will have three (3) days after receiving the written notice to cure the breach (in either case, the “Cure Period”). If the Breaching Party remedies such breach within the applicable Cure Period, this Agreement shall not terminate but rather shall continue in full force and effect. If the Breaching Party does not remedy such breach within the applicable Cure Period, this Agreement may, at the option of the Non-Breaching Party, be immediately terminated at any time within the sixty (60) days following the end of the applicable Cure Period, upon prior written notice from the Non-Breaching Party to the Breaching Party. The failure of the Non-Breaching Party to so terminate this Agreement within such sixty (60) day period shall be deemed a waiver of such termination option with respect to the breach in question.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

In addition to the foregoing, this Agreement may be terminated under the following circumstances: (a) if either party engages in willful misconduct reasonably likely to resulting significant adverse consequences to the other party, the party harmed or likely to be harmed by the misconduct may immediately terminate this Agreement upon written notice to the party engaging in the misconduct; [*].
2.	Quantity and Quality:
A.
HES shall sell exclusively to VBV and VBV shall purchase from HES the total output of fuel grade ethanol (“Ethanol”) produced at HES’s New Hampton, Iowa facility (“Plant”), currently anticipated being one-hundred and ten (110) million gallons per year. Ethanol shall be delivered FOB the Plant, and title shall pass at the Title Transfer Point (as defined in Section 5.C.). Ethanol produced for the intended use as an alternative or racing fuel shall not be excluded from this Agreement.

B.
Such Ethanol shall meet or exceed the quality specifications set forth in ASTM 4806 for Fuel Grade ethanol or changes as promulgated on the industry. The ASTM 4806 specifications are attached hereto and made a part hereof as Exhibit “A”. VBV shall have the right to change such quality specifications from time to time in order to meet industry standards. VBV shall have the right to reject any Ethanol which does not meet such specifications.

3.	VBV shall:
A.	Market all of the Ethanol produced by HES at the Plant, at the price outlined in Section 5;
B.	Remit payment to HES for the Ethanol as provided in Section 5; and
C.	Be responsible for all transportation of the Ethanol including, without limitation, the scheduling all shipments of Ethanol with HES.
4.	HES shall:
A.
Provide to VBV on a timely basis annual production forecasts, monthly updates to the rolling twelve month production forecasts, monthly updates, daily plant inventory balances and shipment information, and other information reasonably requested by VBV; HES shall use its commercially reasonable efforts to meet the monthly production targets reflected in the then-current annual production forecast;

B.
Notify VBV promptly of any material unscheduled shut-down, suspension or significant decrease in production at the Plant that was not reported in the rolling twelve month production forecasts or monthly updates provided under Section 4.A. above;

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

C.
Provide to VBV specifications and certificates of analysis of the Ethanol sold to VBV that are consistent with the specifications referred to in Section 2.B. above; HES shall, at its expense, provide or cause to be provided all testing and related test equipment at or in the vicinity of the Plant to determine compliance with such specifications and VBV or its representative shall, at VBV’S expense, have the right to perform periodic tests to determine compliance with such specifications.

D.
Be responsible for compliance with all federal, state and local rules, regulations and requirements regarding the shipment of Ethanol from the Plant, including but not limited to, all U.S. Department of Transportation (“DOT”) requirements relating to shipment of hazardous materials (e.g. proper paperwork, railcars meeting DOT requirements, etc.).

E.	Provide for a minimum of [*] days storage based on nameplate capacity of 110 MGPY on HES’s premises;
F.	For all gallons sold to VBV, use certified meters or weight-scales that provide both gross and net 60° Fahrenheit temperature compensated gallons; and
G.	Provide any of the information to be provided by HES pursuant to this Section 4 to VBV electronically in data form, if such information is available in such form.
5.	Marketing/Pricing/Risk of loss/Payment
A.
Marketing: Since VBV shall have the exclusive rights to market all of the fuel grade Ethanol produced by HES, VBV agrees to use its commercially reasonable efforts to market all such fuel grade Ethanol and be totally responsible for the marketing, sale and delivery of all the production from HES’s facility during the term of this agreement, including, but not limited to:

•	Obtaining and scheduling sufficient railcar, tank trucks and other transport as may be needed to handle said production;
•	Negotiating the rates and tariffs to be charged for delivery of such production to the customer;
•	Promoting and advertising the sale of fuel grade ethanol as appropriate;
•	Ascertaining that such production is delivered where contracted and intended;
•	Handling all purchase agreements with consumers and any complaints in connection therewith; and
•	Collecting all accounts and undertaking any legal collection procedures as may be necessary.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

B.
Sales Price: VBV will use its commercially reasonable efforts to obtain the best price for all fuel grade ethanol offered to be bought and reported to the designated person within HES in a timely manner such intent to buy. VBV agrees to use its commercially reasonable efforts to communicate with HES the terms and conditions of all bids for the ethanol associated with this production facility prior to the entering of any contracts obligating HES to such contract, provided that HES has given its consent, written or verbal, to enter into such contract. To the extent HES does not agree to any bids presented by VBV, VBV shall be relieved of any obligations hereunder to market such Ethanol. The per gallon price HES shall receive for the Ethanol sold to VBV under this Agreement shall be based on the Net Selling Price. Net Selling Price for each gallon sold is (the “Netback”): the contract selling price less all direct costs (on a per gallon basis) incurred by VBV in conjunction with the handling, movement and sale of such ethanol, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars, trucks, river barges and ocean going vessels (all at cost), government taxes and assessments, insurance, inspection fees, and working capital carrying costs (to be shown as a separate line item on the end of month calculation for the Equalized Netback), costs of purchasing and delivering replacement ethanol due to lost or interrupted ethanol production and other costs. VBV and HES shall jointly determine the estimated monthly Netback (on a per gallon basis) (the “Estimated Monthly Netback”) for each month. The establishment of the Estimated Monthly Netback will be on the first business day of the month with the intention being to establish the Estimated Monthly Netback to be within $.05 of the final actual Netback (on a per gallon basis) for the Month (the “Equalized Netback”). This value will enable the payment of HES prior to the final Equalized Netback value determined at the end of the month.

C.
Risk of loss: Except as otherwise provided in this Agreement, VBV will bear all sales, marketing, logistics services/management costs and collection costs after the Ethanol produced at the Facility passes across the inlet flange into rail cars or tank trucks at the Facility (“Title Transfer Point”). Title and Risk of loss to the Ethanol shall transfer from HES to VBV at the Title Transfer Point. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk in the Ethanol. VBV is responsible for (i) all billing in regard to the sale of Ethanol from the Plant, (ii) collection of all account receivables, and (iii) all bad accounts. All risks associated with account receivables shall be borne by VBV.

D.
Commission: For each gallon of Ethanol sold to VBV under this Agreement in any month, VBV shall invoice HES separately $[*] per gallon delivered in any calendar month. Invoice will be due by the [*] business day of the following month. If VBV markets in excess of 130 million gallons in a calendar year for HES the commission rate will revert to $[*]/gallon back to gallon one in the calendar year, with rebate for the excess commission payment to be payable to HES on the next payment schedule to HES.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

E.
Payment: For all quantities of Ethanol purchased by VBV from HES and shipped from the Plant during a one-week period beginning on Monday and ending on the following Sunday, VBV shall pay the Estimated Monthly Netback referred to in this Section 5.B. by ACH or wire no later than [*] days following the end of said one-week period. If at calendar month’s end, the Equalized Netback exceeds the estimated Monthly Netback, VBV shall pay HES on or before the [*] day of the following calendar month an amount equal to the product of (x) the difference between the Estimated Monthly Netback and Equalized Netback, and (y) the aggregate quantity (on a gallon basis) of Ethanol purchased by VBV from HES during such month. If the Equalized Netback is less than the Monthly Estimated Netback, HES shall pay VBV on or before the [*] day of the following calendar month (and VBV shall have the right to withhold and set off from future payments to HES), an amount equal to the product of (x) the difference between the Equalized Netback and the Estimated Monthly Netback, and (y) the aggregate quantity (on a gallon basis) of Ethanol purchased by VBV from HES under this Agreement during such month. Within [*] days of the end of a month, VBV shall provide to HES all information necessary to calculate the Equalized Netback and determine the payment between the parties under this Section 5.E.

F.
Supporting Records: VBV shall keep a set of books and records in accordance with generally accepting accounting principles with respect to all sales of Ethanol hereunder and all costs and commissions associated therewith, and shall make such books and records reasonably available to HES’s independent outside accounting representatives (upon execution by such independent outside accounting representative of a mutually agreeable confidentiality agreement) at VBV’s office at any time by appointment during normal business hours upon at least five (5) business days prior written notice; provided that HES shall be entitled to no more than two (2) such visit in any year and HES ‘s independent outside accounting representatives shall be permitted to disclose to HES only aggregate summary information of the results of its review, and not any contract or customer specific information. In addition, VBV shall provide HES by e-mail or fax with supporting documentation regarding the Equalized Netback value. If HES’ independent outside accounting representatives discover any discrepancy in VBV’s accounting records resulting in an underpayment or overpayment of the actual Equalized Netback to HES, VBV shall pay the underpayment to HES within five days of written notice to VBV, and HES shall pay the overpayment to VBV within five days of it learning of the overpayment from it independent outside accounting representative. In the event the underpayment is in excess of one percent (1%) of the Equalized Netback for the [*] month period ending on the last month of the period reviewed, VBV shall pay HES’s audit expenses. Any amount of underpayment or overpayment shall accrue interest at the verified cost of HES money for their revolving bank line of credit per annum from the date that the payment should have originally been made until the date payment in full has been received by the party entitled to such payment.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.
Responsibility for Dedicated Railcars: HES acknowledges that VBV will enter into leases or other arrangements intended to secure the availability of sufficient railcars to ship the Ethanol produced at the Plant as contemplated by this Agreement (“Dedicated Railcars”). VBV and HES shall agree to the number and term of such arrangements for rail cars prior to entering into said agreements. In the event HES or VBV terminates this Agreement and VBV’s commitments with respect to the Dedicated Railcars allocated to the HES New Hampton, IA plant which are the subject of such termination continue past the date of such termination, HES shall be responsible for all of VBV’s costs and expenses (including without limitation lease payments, carrying costs and finance charges) related to such Dedicated Railcars after the date of such termination. VBV and HES shall cooperate in good faith to minimize the amount of any such costs and expenses, including, using commercially reasonable efforts to assign VBV’s rights and obligations with respect to the Dedicated Railcars to HES. Subject to the foregoing, HES will have the right to receive an assignment of VBV’s rights and obligations with respect to the Dedicated Railcars so that HES may use such Dedicated Railcars, in the event this Agreement is terminated. In the event that the Plant does not start up or fails to provide substantially the contemplated volumes of Product, any costs incurred for such Dedicated Railcars not so utilized shall be incurred by HES.

7.
Indemnity: VBV shall indemnify, defend, and hold HES and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, employees, and agents (collectively, the HES Indemnified Persons) harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable out-of-pocket Attorney’s fees and expenses) (collectively, “Losses”) incurred on account of any injury or death of persons or damages to property to the extent caused by or arising out of the negligence or willful misconduct of VBV, its officers, employees, or agents in performing VBV’s obligations under this Agreement. In addition, VBV shall indemnify and hold the HES Indemnified Persons harmless from and against any and all Losses to the extent caused by or arising out of (i) any breach of any provision of this Agreement by VBV, (ii) any claims resulting from VBV’s marketing activities on behalf of HES, and (iii) noncompliance with applicable federal, state or local rules, regulations or requirements regarding shipment of Ethanol from the Plant (accept to the extent it is an obligation of HES as set forth in section 4D above).

HES shall indemnify, defend, and hold VBV and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, employees, and agents (collectively, the “VBV Indemnified Persons”) harmless from and against any and all Losses incurred on account of any injury to or death of persons or damages to property to the extent caused by or arising out of the negligence or willful misconduct of HES, its officers, employees, or agents in performing HES’s obligations under this Agreement. In addition, HES shall indemnify and hold the VBV Indemnified Persons harmless from and against any and all Losses to the extent caused by or arising out of (i) any defects in, or otherwise relating to the quality or condition of, the Ethanol supplied by HES, (ii) any breach of any provision of this Agreement by HES, and (iii) noncompliance with applicable federal, state or local rules, regulations or requirements regarding shipment of Ethanol from the Plant as more fully set forth in Section 4.D above.

8.	Force Majeure:
A.
In the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that on such Party’s giving notice in writing, or by telephone and confirmed in writing, to the other Party as soon as possible after the commencement of such Force Majeure event, the obligations of the Party giving such notice, so far as and to the extent they are affected by such Force Majeure, shall be suspended from the commencement of such Force Majeure and during the remaining period of such Force Majeure, but for no longer period, and such Force Majeure shall so far as possible remedied with all reasonable dispatch; provided, however, the obligation to make payments then accrued hereunder prior to the occurrence of such Force Majeure shall not be suspended.

B.
The term “Force Majeure” as used in this Agreement shall mean strikes, lockouts or industrial disturbances; riots or civil disturbances; interference by civil or military authorities; wars, blockades, insurrection, or acts of other public enemy or acts of terrorism; epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts or other acts of God; arrests or restraints of governments and people; compliance with federal, state or local laws, rules or regulations, acts, orders, directives, requisitions or requests of any official or agency of federal, state or local governments; fires, explosions, freezing, failures, disruptions, breakdowns or accidents to transportation equipment or facilities; prorationing by transporters; the necessity of testing, making repairs, alterations or enlargements to transportation equipment or facilities; embargoes, priorities, expropriation or condemnation by government or governmental authorities; and any other cause which is not reasonably within the control of the Party claiming suspension.

9.
Limitation of Damages: NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HEREUNDER FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT OR OTHERWISE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE EXCEPT FOR ANY SUCH AMOUNTS PAID BY A PARTY TO A NON-AFFILIATE THIRD PARTY, WHICH WOULD THEREFORE BE CONSIDERED ACTUAL DAMAGES INCURRED BY SUCH PARTY.

10.
Independent Contractor: It is expressly understood that the relationship of VBV to HES is that of an independent contractor and nothing contained herein shall be construed to create any partnership, agency, or employer/employee relationship. VBV may freely choose the customers from whom business shall be solicited and the time and place for solicitation.

11.
Notices: Any notices required to be given under this Agreement shall be in writing and be sufficiently given when delivered in person or deposited in the U.S. mail (registered or certified), postage prepaid, addressed as follows:

HES:	Homeland Energy Solutions, LLC
106 West Main
P.O. Box C
Riceville, IA 50466
Attn: Steve Eastman

VBV:	VBV LLC
1 S. Dearborn Street, #800
Chicago, IL 60603
Attn: Todd Becker
12.
Insurance: During the entire term of this agreement, HES will maintain insurance coverage that is customary for a company of its type and size that is engaged in the production and selling of ethanol. At a minimum, HES’s insurance coverage must include:

a.	Comprehensive general product and public liability insurance, with liability limits of at least $5 million in the aggregate.
b.	Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.
c.	VBV shall be added as an additional insured under the comprehensive general product and public liability insurance policy and the property and casualty insurance policy.
d.	Workers’ compensation insurance to the extent required by law.
HES will not change its insurance coverage during the term of this agreement, except to increase it or enhance it, without the prior written consent of VBV which consent will not be unreasonably withheld.
During the term of this agreement, VBV will maintain insurance coverage that is customary for a company marketing and handling the transportation of ethanol. At a minimum, VBV’s insurance coverage must include:
a.	Comprehensive general product and public liability insurance, with liability limits of at least $5 million in the aggregate.
b.	HES shall be added as an additional insured under the comprehensive general product and public liability insurance policy.
c.	Workers’ compensation insurance to the extent required by law.
VBV will not change its insurance coverage during the term of this agreement, except to increase it or enhance it, without the prior written consent of HES which consent will not be unreasonably withheld
13.
Entire Agreement: This Agreement contains the entire agreement between the Parties and supersedes all previous agreements, either oral or written, between the Parties. The language of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if; the language was drafted mutually by both Parties. No modifications hereof shall be valid unless made in writing and signed by both Parties.

14.	Waiver: The failure of either Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion.
15.	Assignment: This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
16.	Headings: Any paragraph headings are used for convenience only and are not intended and shall not be used in interpreting any provisions of this Agreement.
17.
No Third Party Beneficiary: Except as otherwise provided herein, nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

18.	Governing Law: This Agreement shall be governed by the laws of the State of Iowa without regard to the conflict of laws provisions thereof.
19.
Arbitration: Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Des Moines, Iowa or such other place as may be agreed upon by the Parties. Both Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the Parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties.

20.
Severability: If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

21.
Good and Marketable Title. HES represents that it will have good and marketable title to all of the ethanol marketed for it by VBV and that said ethanol will be free and clear of all liens and encumbrances.

22.
Separate Entities. The parties hereto are separate entities and nothing in this agreement or otherwise shall be construed to create any rights or liabilities of either party to this agreement with regard to any rights, privileges, duties or liabilities of any other party to this agreement.

23.
No “Take or Pay.” The parties agree that this is not a “take or pay contract” and that VBV’s liability is limited to ethanol passing custody at HES’s facility; provided, however, VBV is obligated under this agreement to purchase all of the Ethanol output at the Plant pursuant to contracts it presents to and are accepted by HES pursuant to Section 5.B of this agreement.

24.
Working Relationship. Because the parties hereto have not done business together in the past in the manner described in this agreement, they have not yet attempted to develop efficient and effective procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters.

25.
Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this agreement will survive the termination of this agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this agreement is in effect will survive the termination of this agreement. This means that the parties may pursue those claims even after the termination of this agreement, unless applicable statutes of limitation bar those claims.

26.
Confidentiality: The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 11.

(a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means information related to the business operations of HES or VBV that meets all of the following criteria:
(i) The information must not be generally known to the public, and must not be a part of the public domain.
(ii) The information must belong to the party claiming it is confidential, and must be in that party’s possession.
(iii) The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.
(iv) Written information must be clearly designated in writing as “Confidential Information” by the party claiming it is confidential before it is disclosed to the other party, except that all information about parties’ production, costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.
(v) Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “Confidential Information,” and transmitted to the other party within ten (10) days of the verbal disclosure.

(b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.
(c) The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.
(d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.
(e) Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.
(f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.”
(g) Disclosure in SEC Filings. Notwithstanding any other provision contained in this agreement, VBV acknowledges and agrees that the disclosure of this agreement and the transactions contemplated hereby by HES (i) on a Form 8-K or other report filed with the Securities and Exchange Commission at any time after the date hereof, or (ii) in a customary press release or on a customary analyst call, will not be violation of this Section 25. HES will cooperate with any reasonable requests of VBV to request confidential treatment concerning sensitive/confidential items.

In WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

VBV, LLC	Homeland Energy Solutions, LLC

By: /s/ Todd Becker	By: /s/ Steve Eastman
Todd Becker, CEO	Steve Eastman, President

Date: 8-14-08	Date: 8-8-08

EXHIBIT A
VBV, LLC
FUEL-GRADE ETHANOL
SPECIFICATIONS
(DENATURED)
Ethanol shall meet or exceed all industry standards, including ASTM D.4806 specifications and Magellan Pipeline specifications for E-Grade Denatured Fuel Ethanol or customer’s specifications as required, as well as the following specifications.

NON-DETERGENT
TEST	GRADE	METHOD OF TEST
Apparent Proof — 60°F	200 minimum 203 maximum	ASTM D-4052 / Conversion Table

Specific Gravity, 60/60°F	0.7870 - 0.7950	ASTM D-4052

Water, Mass Percent	0.50 nominal 0.82 maximum	ASTM E-203

Ethanol Content, Volume Percent	92.1 minimum	Gas Chromatography ASTM D-5501

Methanol, (vol. %)	0.50 maximum	ASTM D-5501

Non-Volatile Matter, mg/100 mL	5 maximum	ASTM D-1353

Sulfur, Mass Percent	0.0010 maximum	ASTM D-5453

Benzene, (vol. %)	0.06 maximum	ASTM D-3606

Olefins, (vol. %)	0.50 maximum	ASTM D-1319

Aromatics, (vol. %)	1.70 maximum	ASTM D-1319

Chloride Ion Content, mg/L	32 maximum	ASTM D-512, Meth. C Modified Note (1)

Copper Content, mg/kg	0.08 maximum	ASTM D-1688, Meth.D Modified Note (2)

Acidity (as acetic acid CH3C00H), mass %	0.0070 maximum 0.0042 maximum	ASTM D-1613 (Shipments to Canada)

Appearance	Clear and Bright, visibly free of suspended and/or settled contaminants.	Visual

Color, Platinum — Cobalt	50.0 maximum	ASTM D-1209

Hydrocarbon Denaturant gal/100 gal.	5.00 maximum 2.0 minimum	Gas Chromatography ASTM D-4806

pHe	6.5 minimum 9.0 maximum	ASTM D-6423 (3)

Sulfate-mg/kg	4.0 maximum	-No official ASTM Method

(NOTES)

Note 1:
The modification of Test Method D-512, Procedure C, consists of using 5 mL of sample diluted with 20 mL of distilled water instead of the 25 mL sample specified in the standard procedure. The volume of the sample prepared by this modification will be slightly more than 25 mL. To allow for the dilution factor, report the chloride ion present in the fuel ethanol sample as 5 times that determined in the sample.

Note 2:
The modification of Test Method D-1688, Procedure D, consists of mixing reagent grade ethanol (which may be denatured according to BATF Formula 3A or 3O) in place of water as the solvent or diluent for the preparation of reagents and standard solutions. However, this must not be done to prepare the stock copper solution descr  _____  d in 39.1 of D-1688. Because a violent reaction may occur between the acid and the ethanol, use water as specified in the acid solution part of the procedure to prepare the stock copper solution. Use ethanol for the rinse and final dilution only.

Note 3:
The only denaturants shall be natural gasoline, gasoline components, or unleaded gasoline at a minimum concentration of 2 parts by volume per 100 parts by volume. Hydrocarbons, with an end boiling point higher than 437°F as determined by ASTM Method D-86, shall not be used.

Note 4:	All fuel ethanol will contain a minimum of one of the following corrosion inhibitors:
a) 20 pounds per 1,000 barrels of Octel Starreon DCI-11
b) 20 pounds per 1,000 barrels of Petrolite Tolad 3222
c) 13 pounds per 1,000 barrels of Petrolite Tolad 3224
d) 20 pounds per 1,000 barrels of Nalco 5403
e) 20 pounds per 1,000 barrels of Endcor FE-9730 (1)
f) 20 pounds per 1,000 barrels of MidContinental MCC5011E
g) 27 pounds per 1,000 barrels of MidContinental MCC5011EW
h) 13 pounds per 1,000 barrels of US Water Services Corrpro 654

(1)	Formerly Betz CAN 13